Exhibit (a)(1)(i)

CONSENT SOLICITATION STATEMENT

NAVIGANT INTERNATIONAL, INC.

Solicitation of Consents Relating to the

$72,000,000 of 4.875% Convertible Subordinated Debentures due 2023

CUSIP NO. 63935RAA6 (restricted)

                        63935RAB4 (unrestricted)

THIS CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 21, 2005, THE “EXPIRATION TIME”. CONSENTS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT AND THE CONSENT FORM.

Navigant International, Inc. is soliciting a consent (the “Consent”), upon the terms and subject to the conditions set out in this consent solicitation statement (the “Statement”) and in the accompanying consent form (the “Consent Form” and, together with the Statement, the “Solicitation Documents”), to (i) amend reporting requirements (the “Reporting Amendment”) in the indenture dated as of November 7, 2003 (the “Indenture”) between us and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, N.A.), as trustee (the “Trustee”), pursuant to which our 4.875% Convertible Subordinated Debentures due 2023 (the “Debentures”) were issued, (ii) amend the Indenture to add a certain make-whole provision (the “Make-Whole Amendment”) and (iii) waive (the “Waiver”) the existing defaults under the Indenture (collectively, the “Solicitation”). We are seeking and will only accept Consents applicable to all of the Reporting Amendment, Make-Whole Amendment and Waiver. Previously we had sought the Consent of the holders to the Reporting Amendment and Waiver pursuant to a solicitation that was terminated on June 23, 2005. Terms not otherwise defined herein shall have the meaning given in the Indenture.

The purpose of the Reporting Amendment is to amend the Indenture to provide that (i) our failure to provide the Trustee with a Compliance Certificate (as defined herein) during the period beginning on the Effective Time (as defined herein) and ending on October 31, 2005, shall not constitute a default under the terms of the Indenture; (ii) our failure to deliver our 2004 Annual Report (as defined herein) during the period beginning on the Effective Time (as defined herein) and ending on October 31, 2005, shall not constitute a default under the terms of the Indenture; (iii) our failure to deliver our First Quarter Report (as defined herein) and, if applicable, our Second Quarter Report (as defined herein) during the period beginning on the Effective Time (as defined herein) and ending on November 9, 2005, shall not constitute a default under the terms of the Indenture. The purpose of the Make-Whole Amendment is to amend the Indenture to add as a term of the Debentures a provision concerning adjustments for conversion upon specified changes of control of us. Pursuant to the Waiver, each Holder that Consents to the Amendment will be deemed to have waived all existing defaults with respect to the reporting provisions and the compliance certificate of the Indenture prior to the Reporting Amendment, any Events of Default under the Indenture as a result of such defaults and any and all rights to cause the principal of, and accrued interest on, the Debentures to be immediately due and payable as a result of such defaults.

The Solicitation is being made to all persons in whose name a Debenture was registered at 5:00 p.m., New York City time, on June 17, 2005 (the “Record Date”) and their duly designated proxies. The Depository Trust Company (“DTC”) has authorized participants in DTC (“DTC Participants”) to execute consents; such DTC Participants and other registered holders of Debentures as of the Record Date are referred to herein as “Holders.” Holders must complete, sign, date and deliver by mail or facsimile to the Tabulation Agent at the address or number set forth on the back cover of this Statement (and not revoke) valid Consents in respect of a majority in aggregate principal amount of all outstanding Debentures (the “Requisite Consents”) to approve the Reporting Amendment, Make-Whole Amendment, and Waiver. A beneficial owner of an interest in Debentures held through a DTC Participant must properly instruct such DTC Participant to cause a Consent to be given in respect of such Debentures on such beneficial owner’s behalf. See “The Solicitation – How to Consent” for more information. After receipt of the Requisite Consents, we will execute the supplemental indenture with the Trustee to give effect to the Reporting Amendment and the Make-Whole Amendment on or promptly after the Expiration Time (the “Supplemental Indenture”).

None of us, the Trustee, the Financial Advisor, the Information Agent or the Tabulation Agent makes any recommendation as to whether or not Holders should provide Consents to the Reporting Amendment, the Make-Whole Amendment and Waiver.

For additional information relating to the Solicitation, please contact the Information Agent at the address and telephone numbers set forth on the back cover of this Statement.

June 23, 2005

TABLE OF CONTENTS

Summary	1

Important Information	5

Navigant International, Inc.	7

Restatement of Prior Period Financial Statements	13

Purpose and Effect of the Solicitation	14

The Reporting Amendment and Waiver	17

The Make-Whole Amendment	19

Risk Factors	24

The Solicitation	28

Certain United States Federal Income Tax Consequences	34

Where You Can Find More Information	37

SPECIAL NOTE REGARDING FORWARD-LOOKING

STATEMENTS AND OTHER FACTORS

This document contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under the heading “Risk Factors” in this document, our 2003 Form 10-K and other SEC filings. If any of these risks should actually occur, our actual results could differ materially from our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

i

SUMMARY

This Statement contains important information that should be read carefully before any decision is made with respect to the Solicitation. The following summary is not intended to be complete. Holders are urged to read the more detailed information set forth elsewhere and incorporated by reference in this Statement. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Statement.

We are soliciting Consents to the Reporting Amendment, the Make-Whole Amendment and Waiver to the Indenture between us and the Trustee. After we receive the Requisite Consents, the Solicitation expires and the Form T-3 (as defined below) is declared effective by the Securities and Exchange Commission (“Commission”), we will execute a supplemental indenture to the Indenture with the Trustee to give effect to the Reporting Amendment and the Make-Whole Amendment on or promptly after the Expiration Time. The Waiver is effected by Holders when they execute the Consent Form.

The following is a summary of certain terms of the Solicitation:

Company	Navigant International, Inc.

The Notes	$72,000,000 of 4.875% Convertible Subordinated Debentures due 2023.

CUSIP Numbers	63935RAA6 (restricted) 63935RAB4 (unrestricted)

Purpose of the Reporting Amendment	The purpose of the Reporting Amendment is to amend the Indenture to provide that (i) our failure to provide the Trustee with a Compliance Certificate (as defined herein) during the period ending on October 31, 2005 shall not constitute a default under the terms of the Indenture; (ii) our failure to deliver our 2004 Annual Report (as defined herein) during the period ending on October 31, 2005, shall not constitute a default under the terms of the Indenture; (iii) our failure to deliver our First Quarter Report (as defined herein) and, if applicable, our Second Quarter Report (as defined herein) during the period ending on November 9, 2005, shall not constitute a default under the terms of the Indenture.

Purpose of the Make-Whole Amendment	The purpose of the Make-Whole Amendment is to amend the Indenture to add as a term of the Debentures a make-whole provision to adjust the conversion rate upon specified changes of control of us. If you elect to convert your Debentures in connection with specified Changes of Control (as defined below) that occur prior to November 1, 2010, we will increase the conversion rate by a number of additional shares of common stock upon conversion as described under “The Make-Whole Amendment—Adjustments for Conversion Upon Specified Changes of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.

Purpose of the Waiver	Each Holder that executes a Consent also will be deemed to have waived all existing defaults with respect to the reporting provisions of the Indenture prior to the Reporting Amendment, and any Events of Default under the Indenture as a result of such defaults and any and all rights to cause the principal of, and accrued interest on, the Debentures to be immediately due and payable as a result of such defaults.

Record Date	June 17, 2005.

Expiration Time

The Solicitation will be open until 11:59 p.m., New York City time, on July 21, 2005. Holders must deliver their Consents to all of the Reporting Amendment, the Make-Whole Amendment and Waiver before the Expiration Time.

We reserve the right prior to the Expiration Time:

•       to terminate the Solicitation if Navigant files (or submits electronically for filing) the 2004 Annual Report (as defined herein) and the First Quarter Report (as defined herein), with the Commission and delivers the Compliance Certificate (as defined herein) to the Trustee, prior to the Expiration Time;

•       to waive in whole or in part any conditions to the Solicitation, subject to applicable law; and

•       to amend the terms of the Solicitation at any time prior to the Expiration Time, whether or not the Requisite Consents have been received. If we consider an amendment to the Solicitation to be material, or if we waive a material condition of the Solicitation, we will, if required by law, extend the Solicitation for a period of five to ten business days.

Requisite Consents	Holders must grant (and not revoke) valid Consents in respect of a majority in aggregate principal amount of all outstanding Debentures to approve the Reporting Amendment, the Make-Whole Amendment and Waiver.

As of the Record Date, the aggregate outstanding principal amount of the Debentures was $72.0 million.

Letter Agreements	Under letter agreements obtained prior to the commencement of this Solicitation, Holders of 51.1% of the aggregate outstanding principal amount of Debentures have agreed to tender their Consents into this Solicitation. See “The Solicitation—Letter Agreement.” If we withdraw or terminate the Solicitation prior to the Expiration Time, we will pay a fee of $10.00 per $1,000 principal amount of the Debentures to these Holders under the terms of these letter agreements.

Effective Time	The Reporting Amendment, Make-Whole Amendment and Waiver will not become effective unless and until the Effective Time. The Effective Time is the time at which the Supplemental Indenture has been duly executed and delivered by all parties thereto.

Conditions to Solicitation	The execution of the Supplemental Indenture and our obligation to accept properly executed, delivered and unrevoked Consents are conditional on: (i) the Requisite Consents having been received (and not validly revoked), prior to the Expiration Time and (ii) the Commission declaring effective, prior to the Expiration Time, the Form T-3 for qualification of the Indenture, as amended, under the Trust Indenture Act of 1939 (the “Form T-3”).

Procedure for Delivery of Consents	Delivery of all Consents should be made only to the Tabulation Agent. Consents must be delivered by mail or facsimile to the Tabulation Agent at the address or number set forth on the back cover page of this Statement on or before the Expiration Time. DTC has authorized DTC Participants set forth in the position listing of DTC as of the Record Date to execute Consents as if they were Holders of Debentures of record in the name of DTC or the name of its nominee. See “The Solicitation—How to Consent.”

Termination Fee	If we terminate the Solicitation prior to the Expiration Time in accordance with our reserved right, we will pay a single fee of $10.00 per $1,000 principal amount of the Debenture (the “Termination Fee”) to all Holders whose Consents are properly received (and not revoked) before such termination; however, we will pay this Termination Fee to Holders only once, under this Solicitation or under the letter agreement among us and a Holder, as applicable. In this way, each such Holder will be paid the same fee.

Revocation of Consents	Revocation of Consents may be made at any time prior to the Expiration Time. See “The Solicitation—Revocation of Consents.”

Position of Our Board	Our Board of Directors has approved the Solicitation. However, neither we nor our Board of Directors, the Trustee, the Financial Advisor, the Tabulation Agent nor the Information Agent makes any recommendation to you as to whether you should grant a Consent. You must make your own decision regarding the Consent.

Financial Advisor	Banc of America Securities LLC is serving as financial advisor in connection with the Solicitation.

Information Agent and Tabulation Agent	D.F. King & Co., Inc. is serving as Information Agent and Tabulation Agent in connection with the Solicitation.

United States Federal Income Tax Consequences	For a discussion of certain United States federal income tax consequences of the Solicitation to beneficial owners of Debentures, see “Certain United States Federal Income Tax Consequences.”

Additional Information	For additional information, contact the Information Agent at the address and telephone numbers set forth on the back cover of this Statement.

IMPORTANT INFORMATION

Holders are requested to read and carefully consider the information contained herein and to Consent to the Reporting Amendment, the Make-Whole Amendment and Waiver by properly completing, executing and delivering the accompanying Consent Form in accordance with the instructions set forth herein and therein.

Holders who wish to Consent must deliver their properly completed and executed Consent Form to the Tabulation Agent at the address set forth on the back cover page of this Statement in accordance with the instructions set forth herein and therein. Consent Forms should not be delivered to us, the Trustee or the Financial Advisor. However, we reserve the right to accept any Consent Form received by us, the Trustee or the Financial Advisor. Any beneficial owner of Debentures who is not a Holder of such Debentures must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Consent Form on behalf of such beneficial owner.

Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

Please handle this matter through your bank or broker. Questions concerning the terms of the Solicitation should be directed to the Information Agent at the address or telephone numbers set forth on the back cover page of this Statement. Requests for assistance in completing and delivering a Consent Form or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Information Agent at the address or telephone numbers set forth on the back cover page of this Statement.

No person has been authorized to give any information or make any representations other than those contained in this Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Financial Advisor, the Information Agent, the Tabulation Agent or any other person.

The statements made in this Statement are made as of the date of this Statement and delivery of this Statement or the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date. The information provided in this Statement is based upon information provided solely by us. None of the Trustee, the Financial Advisor, the Tabulation Agent or the Information Agent has independently verified nor does any of them make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

The Solicitation is not being made to, and a Consent Form will not be accepted from or on behalf of a Holder in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

However, we may in our discretion take such action as we may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any Holder in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of us by the Financial Advisor or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Terms used in this Statement that are not otherwise defined herein have the meanings set forth in the Indenture.

NAVIGANT INTERNATIONAL, INC.

General

We are the second largest provider of corporate travel management services in the United States based on number of airline tickets sold in 2003. With operations throughout the United States, various U.S. Territories and 21 foreign countries, we manage all aspects of our clients’ travel processes, focusing on reducing their travel expenses, typically one of the largest controllable expenses in a corporate budget. We believe that by providing high quality service, proprietary technology, a local presence and entering into management contracts we are able to retain a significant portion of our clients from year to year. Through our alliance with TQ3 Travel Solutions GmbH in March 2004 and our acquisitions of SYNERGI Travel New Zealand Limited and SYNERGI Travel Australia Pty Limited in February of 2005, we believe that we have expanded our global reach and further solidified our ability to effectively serve the interests of our major customers in key worldwide markets. Through Scheduled Airlines Traffic Offices, Inc., or SatoTravel, we provide airline travel reservation services to various agencies, branches and departments of the U.S. government and its employees and other private sector organizations. Our Navigant Performance Group provides innovation and expertise in the areas of incentive programs, meetings and special events. We also provide specific group and leisure travel services, largely to our corporate clients. On March 18, 2005, we had 140 regional and branch offices and approximately 620 client on-site locations.

With our technology and experienced personnel, we create, implement and manage corporate travel policies, with helping our clients reduce travel costs. We provide our clients with extensive data about individual, departmental and company travel activity and patterns to help identify potential cost savings. We also provide comprehensive accounting systems that track and reconcile travel expenses, process and classify billing information and provide management reports, all of which can be tailored to meet a client’s particular needs.

We believe that nearly all of our transactions currently are generated from clients under management contracts or service fee arrangements. Although the terms of our management contracts vary depending on the type of services provided and by client, we typically are entitled to receive a pre-negotiated management fee and to be reimbursed for our direct operating expenses and indirect overhead costs.

Our principal executive office is located at 84 Inverness Circle East, Englewood, Colorado 80112. Our main telephone number at that address is (303) 706-0800.

Directors and Executive Officers

The following table sets forth information as of June 17, 2005 concerning each of our current directors and executive officers. All directors serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Officers are appointed by and serve at the discretion of the Board of Directors. Directors and officers can be reached at our principal executive office at 84 Inverness Circle East, Englewood, Colorado 80112, (303) 706-0800.

Name	Position
Edward S. Adams	Chairman of the Board, Chief Executive Officer and President
Robert C. Griffith	Chief Operating Officer, Chief Financial Officer and Treasurer
John S. Coffman	Chief Accounting Officer and Senior Vice President/Finance
Kenneth W. Migaki	Chief Information Officer
Eugene A. Over, Jr.	Senior Vice President/Administration, General Counsel and Secretary
Regina Q. Keating	Vice President, Operations and President, Navigant International/Rocky Mountain
Gary M. Alexander	Vice President, Product Management
David F. Buskirk	President, Navigant International/Southwest and Navigant International/Northwest
Fred L. Coward, III	President, Navigant Vacations
Sam A. DeFranco	President, Navigant International/Northeast and Navigant International/Southeast
Lyell H. Farquharson	President, Navigant International/Canada
Richard D. Furness	Managing Director, Navigant International/United Kingdom
Kelly L. Kuhn	President, SatoTravel
Gary R. Pearce	President, Navigant International/South Central and Navigant International/North Central
Michael J. Premo	President, Navigant Integrated Services
Steven E. Some	President, Navigant Performance Group
M. Keith Taylor	Senior Vice President, Sales and Account Management
Ned A. Minor	Director
Vassilios Sirpolaidis	Director
John A. Ueberroth	Director
David W. Wiederecht	Director
D. Craig Young	Director

Information regarding the Debentures

The Debentures bear interest at the rate of 4.875% per annum. Interest on the Debentures is payable on May 1 and November 1 of each year, beginning on May 1, 2004.

Holders may convert the Debentures into shares of our common stock at a conversion rate of 60.4084 shares per $1,000 principal amount of Debentures, subject to adjustment upon certain events, under the following circumstances: (1) during any fiscal quarter commencing after December 28, 2003 if the Last Reported Sale Price of our common stock is greater than or equal to 120% of the conversion price for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the first Trading Day of such fiscal quarter; (2) if we call the Debentures for redemption; (3) upon the occurrence of certain corporate transactions; or (4) during the five business day period after any five consecutive Trading Day period in which the Trading Price per Debenture for each day of that period was less than 98% of the product of the Last Reported Sale Price of our common stock and the Conversion Rate. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

The Debentures mature on November 1, 2023, unless earlier converted, redeemed or repurchased by us. We may redeem some or all of the Debentures in cash, at any time and from time to time, on or after November 6, 2010 at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued but unpaid interest to but excluding the redemption date. You may require us to repurchase some or all of your Debentures at a repurchase price equal to 100% of the principal amount of the Debentures plus accrued but unpaid interest to but excluding the applicable repurchase date on November 1, 2010, November 1, 2013 or November 1, 2018 or at any time prior to their maturity following a Fundamental Change.

The Debentures rank junior in right of payment to all of our existing and future senior indebtedness. The Debentures also effectively rank junior to our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.

For further information, see the Indenture filed as an exhibit to our Registration Statement on Form S-3 filed with the Commission on January 30, 2004.

Market for the Debentures and Our Common Stock

The Debentures are not listed on any securities exchange. The Debentures are designated for trading in the PORTAL market. There is no established reporting system or trading market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. The Debentures are held through DTC and Cede & Co., as nominee of DTC, is the sole record holder of the Debentures.

Our Common Stock is listed on the Nasdaq National Market under the symbol “FLYRE.” The following table presents, for the period indicated, the high and low sales prices of our common stock on the Nasdaq National Market. Please see “-Our Plans or Proposals” for a discussion regarding our continued listing on the Nasdaq National Market.

	High	Low
Fiscal Year Ended December 28, 2003:
First Quarter	$13.03	$9.62
Second Quarter	13.68	10.41
Third Quarter	14.75	12.18
Fourth Quarter	15.65	12.75
Fiscal Year Ended December 26, 2004
First Quarter	$17.75	$13.67
Second Quarter	19.03	16.59
Third Quarter	17.80	15.00
Fourth Quarter	17.55	10.83
Fiscal Year Ending December 25, 2005
First Quarter	$13.41	$10.66
Second Quarter (through June 17, 2005)	15.73	11.68

On June 17, 2005, the last reported closing sales price of our common stock on the Nasdaq National Market was $13.79 per share. As of that date, there were 15,508,000 shares outstanding.

We urge you to obtain current market information for the Debentures, to the extent available, and our common stock before making any decision on consenting to the Reporting Amendment, Make-Whole Amendment and Waiver.

Interests of Our Directors, Executive Officers and Affiliates in the Debentures

To our knowledge:

•	neither we nor our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Debentures;

•	none of the officers or directors of our subsidiaries has any beneficial interest in the Debentures;

•	in connection with the Solicitation, we will not purchase any Debentures from such persons; and

•	during the 60 days preceding June 23, 2005, neither we nor, to our knowledge, any of our executive officers, directors or affiliates have engaged in any transactions in the Debentures.

Except for the letter agreements described herein, neither we or, to our knowledge, any of our affiliates, directors or executive officers is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Solicitation or with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Certain of our directors and executive officers and our affiliates are parties to ordinary course stock option plans and arrangements involving our common stock.

Our Plans or Proposals

As discussed in “Risk Factors” in April and May 2005, we received notices from the staff of the Nasdaq Stock Market indicating that we were subject to potential delisting from the Nasdaq National Market for failure to file our 2004 Annual Report (as defined below) and our First Quarter Report (as defined below). We had a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) on April 28, 2005, to review the staff determination. The Panel granted us an extension to file our 2004 Annual Report and our First Quarter Report, by June 17, 2005. We have requested an extension from the Panel. Nasdaq has informed us that our common stock will remain listed on the Nasdaq National Market pending a determination of the Panel.

Except as described in this Statement, there presently are no plans that relate to or would result in:

(1)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(2)	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

(3)	any material change in our present dividend rate or policy, or indebtedness or capitalization or any of our subsidiaries.

(4)	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

(5)	any other material change in our corporate structure or business;

(6)	any class of our equity securities to cease to be authorized to be quoted on the Nasdaq National Market;

(7)	any class of our equity security becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(8)	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

(9)	the acquisition by any person of additional securities of us, or the disposition of securities of us; or

(10)	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

As a result of a review of our allocation of purchase prices between goodwill and customer-related intangibles and other identifiable intangibles for businesses we acquired during 2001 through 2004, we will reallocate some portion of the purchase prices for acquisitions during this time period from goodwill to specific, definite-lived, identifiable assets. The reallocation will affect our amortization expenses and result in non-cash charges for 2001, 2002, 2003, and 2004. In addition, we also re-evaluated our lease accounting practices and determined that our accounting for leasehold improvements and rent obligations for leased facilities will need to be restated, consistent with the restatements that many companies are currently making. We had historically recognized rent expense on a straight-line basis over the lease term taking into consideration scheduled rent increases, except for scheduled rent increases that were intended to approximate inflation expectations. We determined that all real estate leases with scheduled rent increases, including increases for inflation expectations, should be accounted for on a straight-line basis, consistent with the guidance in FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” In addition, we determined that all amortization periods for leasehold improvements should not extend beyond the term of the applicable lease agreement unless renewals have been determined to be reasonably assured. This lease accounting will also affect our previously reported net income and earnings per share for 2000, 2001, 2002, 2003 and 2004.

As a result of both review processes, we will restate previously issued financial information for the fiscal years 2000, 2001, 2002, and 2003, each of the four quarters of fiscal 2003, the first three quarters of fiscal 2004 and the previously announced results for fiscal 2004 in connection with filing our 2004 Annual Report. The restated financial statements have not been finalized and are subject to change.

We are also reviewing the allocation of purchase prices between goodwill and customer-related intangibles and other intangibles for businesses we acquired from 1997 through 2000. As a result of the review, we might reallocate some portion of the purchase prices of acquisitions during this time period from goodwill to specific, definite-lived, identifiable assets. If such a reallocation is made and any significant changes in non-cash amortization charges for these intangible assets results from the reallocation, we would reflect these changes in the restatement of financial statements as described above, in addition to the changes for acquisitions from 2000 through 2004.

The review of the allocation of purchase prices between goodwill and customer-related intangibles and other identifiable intangibles for businesses we acquired from 1997 through 2000 is under way but has not been finalized and is subject to change.

PURPOSE AND EFFECT OF THE SOLICITATION

General

Because, as discussed in “Restatement of Prior Period Financial Statement,” we will restate our financials, we were unable to file with the Securities and Exchange Commission (the “Commission”) our Annual Report on Form 10-K for the fiscal year ending December 26, 2004 (the “2004 Annual Report”) by March 28, 2005, the latest date on which we could have filed the 2004 Annual Report and be deemed to have filed on time under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also have disclosed that because the 2004 Annual Report was not complete, we were unable to timely file our Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2005 (the “First Quarter Report”). We also may be unable to timely file with the Commission our Quarterly Report on Form 10-Q for the fiscal quarter ending June 26, 2005 (the “Second Quarter Report” and collectively with the First Quarter Report and the 2004 Annual Report, the “SEC Reports”), for the same reason.

Our failure to timely file the 2004 Annual Report and the First Quarter Report with the Commission has resulted in (a) a failure to file copies of the 2004 Annual Report and the First Quarter Report with the Trustee in accordance with Section 6.04 of the Indenture and (b) a breach of certain reporting requirements under the Trust Indenture Act of 1939. In addition, we have been unable to deliver to the Trustee the compliance certificate in accordance with Section 5.08 of the Indenture (the “Compliance Certificate”). On May 23, 2005, the Trustee notified us of our failure to comply with the filing requirements of Section 6.04 of the Indenture and the Compliance Certificate delivery requirements of Section 5.08 of the Indenture.

If we cannot file with the Trustee the 2004 Annual Report and First Quarter Report within the applicable sixty-day period provided by Section 7.01(g), these failures would constitute Events of Default under Article 7 of the Indenture and could result in acceleration of the indebtedness represented by the Debentures. If we are unable to file with the Trustee the Second Quarter Report in accordance with Section 6.04 of the Indenture, and either the Trustee or holders of at lest 25% in the aggregate principal amount of the Debentures at the time outstanding determined in accordance with Section 9.04 of the Indenture provides written notice to us of such failure in accordance with Section 7.01(g) of the Indenture and such failure continues for the sixty-day period provided by Section 7.01(g) of the Indenture, such failure, if it occurs, would constitute an Event of Default under Article 7 of the Indenture and could result in acceleration of the indebtedness represented by the Debentures.

The requirements to deliver the SEC Reports to the Trustee and deliver the Compliance Certificate to the Trustee are hereafter referred to as the “Reporting Covenants”. Since we believe we may not be able to file our SEC Reports and the Compliance Certificate within each applicable sixty-day period, the failure to meet the Reporting Covenants as described above will result in an Event of Default unless holders of a majority in the aggregate principal amount of the Debentures at the time outstanding determined in accordance with Section 9.04 of the Indenture consent to the Reporting Amendment and Waiver described below.

Reporting Amendment

The Holders are requested to consent to the Reporting Amendment to the Indenture to provide for (a) the extension of the delivery date specified for the 2004 Annual Report required by Section 6.04 of the Indenture to no later than October 31, 2005 (the “10-K Extended Delivery Date”), it being understood and agreed that if we fail to deliver the 2004 Annual Report on or before the 10-K Extended Delivery Date, and a notice of default with respect to such failure is delivered to us by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if we shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture, (b) the extension of the delivery date specified for the First Quarter Report pursuant to Section 6.04 of the Indenture to no later than November 9, 2005 (the “10-Q Extended Delivery Date”), it being understood and agreed that if we fail to deliver the First Quarter Report on or before the 10-Q Extended Delivery Date, and a notice of default with respect to such failure is delivered to us by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if we shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture, (c) the extension of the delivery date specified for the Second Quarter Report to no later than the 10-Q Extended Delivery Date, it being understood and agreed that if we fail to deliver the Second Quarter Report on or before the 10-Q Extended Delivery Date, and a notice of default with respect to such failure is delivered to us by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if we shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture, and (d) the extension of the delivery date specified for the Compliance Certificate pursuant to Section 5.08 of the Indenture to no later than the 10-K Extended Delivery Date, it being understood and agreed that if we fail to deliver the Compliance Certificate by the 10-K Extended Delivery Date, and a notice of default with respect to such failure is delivered to us by the Trustee or the Holders holding at least 25% in aggregate principal amount of the Debentures pursuant to Section 7.01(g) of the Indenture, and if we shall be unable to cure the default within the applicable sixty-day grace period, such failure shall constitute an Event of Default for all purposes under the Indenture.

Waiver

The Holders are requested to consent to the Waiver of any existing default or any Event of Default in respect of the provisions of Sections 5.08, 6.04 and 7.01(g) of the Indenture, in each case consisting of, resulting from or relating in any respect to (i) any failure to file with the Commission and to deliver to the Trustee the 2004 Annual Report and the First Quarter Report except as required above, (ii) failure to deliver to the Trustee the Compliance Certificate required by Section 5.08 of the Indenture except as required above or (iii) any failure to comply with any obligation that became required to be performed or observed under any of such provisions by reason of the occurrence of any such default or Event of Default. Each Holder that executes a Consent will also be deemed to have waived all current defaults and any Events of Default and any and all rights to accelerate the Debentures.

Make-Whole Amendment

The Holders are requested to consent to the Make-Whole Amendment of the Indenture to add as a term of the Debentures a provision concerning adjustments for conversion upon the occurrence of specified Changes of Control (as defined below). The purpose of the Make-Whole Amendment is to provide that if a Holder elects to convert its Debentures in connection with a Change of Control that occurs on or prior to November 1, 2010 and ten percent or more of the consideration for the common stock in the Change of Control consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate of the Debentures, subject to certain limitations. In addition, notwithstanding the foregoing, in connection with a Change of Control for which the conversion rate would be increased as described above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, Holders of Debentures will be entitled to convert their Debentures into a number of shares of public acquirer common stock.

THE REPORTING AMENDMENT AND WAIVER

Section 11.02 of the Indenture provides that we and the Trustee may enter into a supplemental indenture amending provisions of the Indenture with the written consent of holders of a majority in principal amount of the outstanding Debentures. Section 7.07 of the Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default or Event of Default under the Indenture and its consequences. Consequently, we are soliciting Consents from Holders of the Debentures to the Reporting Amendment and Waiver.

Set forth below are the operative provisions of the Reporting Amendment from the Supplemental Indenture and the Waiver from the Consent Form. None of the maturity dates, payment provisions, interest rates, redemption provisions or any other similar terms of the Debentures will be amended as a result of the Reporting Amendment and Waiver. This summary does not purport to be complete and is qualified in its entirety by reference to the form of Supplemental Indenture (with respect to the Reporting Amendment), which is available upon request from us, and the Consent Form (with respect to the Waiver) for the full and complete terms. Copies of the Indenture, which are incorporated by reference herein, are on file with the Commission and are also available upon request from us. Any capitalized terms not defined herein that are used in the following summary of the Reporting Amendment and Waiver have the meanings assigned thereto in the Indenture.

Reporting Amendment

Definitions: The following defined terms would be added to the Indenture:

“10-K Extended Delivery Deadline” means October 31, 2005.

“10-Q Extended Delivery Deadline” means November 9, 2005.

“2004 Annual Report” means the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.

“2005 10-Q Reports” means the Quarterly Reports on Form 10-Q for the fiscal quarter ended March 27, 2005 and the fiscal quarter ending June 26, 2005.

“Filing Covenant Reversion Date” means, with respect to the Debentures, the earliest of 5:30 p.m., New York City time on (i) the Business Day following the Company’s failure to file the 2004 Annual Report with the Commission by 5:30 p.m., New York City time on the 10-K Extended Delivery Deadline and (ii) the Business Day following the Company’s failure to file the 10-Q 2005 Reports with the Commission by 5:30 p.m., New York City time on the 10-Q Extended Delivery Deadline.

“Solicitation Documents” means the Consent Solicitation Statement dated as of June 23, 2005 and the related Consent Form, each as may be amended and supplemented from time to time, as sent by the Company.

Compliance Certificate: The following sentence would be inserted at the end of the first paragraph of Section 5.08 of the Indenture:

“Notwithstanding any of the foregoing, the failure of the Company to comply with this Section 5.08 of this Indenture during the period beginning on April 26, 2005 and ending at 5:30 p.m., New York City time on the 10-K Extended Delivery Deadline shall not constitute a default of this Section 5.08; provided, however, that any foregoing failure to comply with Section 5.08 of this Indenture shall constitute a default as of the Business Day following the 10-K Extended Delivery Date if, as of 5:30 p.m., New York City time on the 10-K Extended Delivery Date, the Company shall have failed to provide the Trustee with the compliance certificate for fiscal year 2004.”

Reports by the Company: The following sentence would be inserted at the end of Section 6.04 of the Indenture:

“Notwithstanding any of the foregoing, the failure of the Company to comply with this Section 6.04 of this Indenture or §314 of the Trust Indenture Act during the period beginning on April 12, 2005 and ending at 5:30 p.m., New York City time on the Filing Covenant Reversion Date shall not constitute a default of this Section 6.04; provided, however, that any foregoing failure to comply with Section 6.04 of this Indenture or §314 of the Trust Indenture Act shall constitute a default as of the Filing Covenant Reversion Date if, on the Filing Covenant Reversion Date, the Company shall have failed to (i) file the 2004 Annual Report by 5:30 p.m., New York City time on the 10-K Extended Delivery Deadline with the SEC or (ii) file the 2005 10-Q Reports with the SEC by 5:30 p.m., New York City time on the 10-Q Extended Delivery Deadline in a form that causes the Company to be current in all material respects in its filing obligations under the Exchange Act.”

Waiver

Any defaults or Events of Default relating to compliance with Sections 5.08 and 6.04 of the Indenture relating to the following would be waived:

(1) any failure to file with the Commission and to deliver to the Trustee the 2004 Annual Report and the Quarterly Reports on Form 10-Q for the fiscal quarter ended March 27, 2005, as required by Section 6.04 of the Indenture;

(2) failure to deliver to the Trustee the compliance certificate for the 2004 fiscal year as required by Section 5.08 of the Indenture; and

(3) any failure to comply with any obligation that became required to be performed or observed under any of such provisions by reason of the occurrence of any such default or Event of Default in (1) and (2) above.

THE MAKE-WHOLE AMENDMENT

Section 11.01 of the Indenture provides that we and the Trustee may enter into a supplemental indenture amending provisions of the Indenture without the written consent of holders of a majority in principal amount of the outstanding Debentures, provided that no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the Holders of the Debentures. We believe that we may be able to amend the Indenture to add the Make-Whole Amendment without the Consent of the Holders. Nevertheless, we are soliciting Consents from Holders of a majority in aggregate principal amount of the outstanding Debentures to amend the Indenture to include the Make-Whole Amendment pursuant to Section 11.02 of the Indenture.

Set forth below is a summary of the Make-Whole Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the form of Supplemental Indenture for the operative provisions, which is attached hereto as Annex I, for the full and complete terms. Copies of the Indenture, which are incorporated by reference herein, are on file with the Commission and are also available upon request from us. Any capitalized terms not defined herein that are used in the following summary of the Make-Whole Amendment have the meanings assigned thereto in the Indenture.

Change of Control

A change of control of us (a “Change of Control”), by reference to clauses in the definition of Fundamental Change in the Indenture, is deemed to occur when:

(i) a “person” or “group”, within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or us or our employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors; or

(ii) consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control.

Regardless of whether a Holder has the right to put the Debentures as described in Section 3.05 of the Indenture, a Holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction or event until and including the date which is 15 days after the actual effective date of such transaction or event (or, if such transaction or event also is a Fundamental Change resulting in Holders having a right to require us to repurchase their Debentures, until the business day immediately preceding the fundamental change repurchase date). In addition, at the effective time of such transaction or event, a Holder’s right to convert its Debentures into cash and shares of our common stock, if any, will be changed into a right to convert the Debentures into the kind and amount of cash, securities or other property that the holder would have received if the Holder had converted the Debentures immediately prior to the transaction or event.

Adjustments for Conversion Upon Specified Changes of Control

If the effective date or anticipated effective date of specified Changes of Control occurs on or prior to November 1, 2010, and ten percent or more of the consideration for our common stock in the Change of Control consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the Debentures surrendered for conversion by a number of additional shares (the “additional shares”) as described below. We will notify Holders at least 20 days prior to the anticipated effective date of such Change of Control and whether we elect to increase the applicable conversion rate as described below or to modify the conversion obligation as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the Change of Control becomes effective and the price (the “Stock Price”) paid per share of our common stock in the Change of Control. If holders of our common stock receive only cash in the Change of Control, the Stock Price will be the cash amount paid per share. Otherwise, the Stock Price will be the average of the last reported sale prices of our common stock on the five trading days immediately prior to but not including the effective date of the Change of Control.

The Stock Prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is adjusted as described in the Debentures. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate.

The following table sets forth the hypothetical stock price, effective date and number of additional shares per $1,000 principal amount of Debentures:

Conversion Rate Adjustment Table

	$13.35	$14.02	$14.36	$15.08	$15.83	$16.55	$18.54	$20.77	$23.26	$26.05	$29.17	$32.67	$36.60	$40.99	$45.91	$51.41	$60.00
1-Jul-05	14.49	14.49	14.49	14.49	14.49	13.91	11.50	9.54	7.90	6.61	5.50	4.58	3.87	3.25	2.71	2.22	0.00
1-Nov-05	14.49	14.49	14.49	14.49	14.49	13.84	11.41	9.43	7.81	6.51	5.42	4.52	3.80	3.17	2.64	2.17	0.00
1-Nov-06	14.49	14.49	14.49	14.49	13.75	12.66	10.22	8.30	6.81	5.59	4.61	3.83	3.22	2.68	2.23	1.84	0.00
1-Nov-07	14.49	14.49	14.49	13.77	12.33	11.17	8.76	6.98	5.56	4.49	3.66	3.04	2.56	2.14	1.79	1.48	0.00
1-Nov-08	14.49	14.12	13.14	11.40	9.96	8.70	6.30	4.57	3.37	2.59	2.04	1.67	1.40	1.18	1.00	0.83	0.00
1-Nov-09	14.49	12.18	11.16	9.12	7.37	6.13	3.58	2.10	1.30	0.89	0.67	0.54	0.47	0.40	0.34	0.28	0.00
1-Nov-10	14.49	10.93	9.23	5.91	2.76	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 74.9063 per $1,000 principal amount of Debentures, subject to adjustments in the same manner as the conversion rate.

The exact Stock Prices and effective dates may not be set forth in the table above, in which case:

•	If the Stock Price is between two Stock Price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 360-day year.

•	If the Stock Price is in excess of $60.00 per share (subject to adjustment), no additional shares will be added to the conversion rate for the excess amount.

•	If the Stock Price is less than $13.35 per share (subject to adjustment), the conversion rate will not be reduced by such excess amount.

Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a Change in Control for which the conversion rate would be increased by a number of additional shares as described above, and which is also a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, Holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of the conditions to conversion in the Indenture) into a number of shares of public acquirer common stock.

The conversion rate following the effective date of such transaction will be a number of shares of such public acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such public acquirer change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the “valuation period”), of:

(i)	the “acquisition value” (as defined below) of our common stock on each such trading day in the valuation period, divided by

(ii)	the last reported sale price of the public acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash:

•	for any public acquirer common stock, 100% of the last reported sale price of such common stock on such trading day; and

•	for any other securities, assets or property, the fair market value of such security, asset or property on such trading day, as determined by our board of directors.

A “public acquirer change of control” means any event constituting a Change of Control that would otherwise obligate us to increase the conversion rate as described above and the acquirer, the person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s or person’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a U.S. national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with such Change of Control; provided that if there is more than one of such entity, the relevant entity will be such entity with the most direct beneficial ownership to such acquirer’s or person’s capital stock. We refer to such acquirer’s, person’s or other entity’s class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such transaction as the “public acquirer common stock.”

In addition, the public acquirer change of control shall be deemed to be an event meeting the conditions for conversion under the terms of the Indenture and, for such event, the Holder can convert the Debentures upon the public acquirer change of control at the adjusted conversion rate described above (not the increased conversion rate described in “Adjustments for Conversion upon Specified Changes of Control”) during the period described above in “Change of Control.” In addition, the Holders can also, subject to certain conditions, require the Company to repurchase all or a portion of their Debentures as described in the Indenture.

RISK FACTORS

Effect of Potential Restatement of Prior Period Financial Statements

The restatement of prior period financial statements will reduce our earnings per share for the fiscal years ended 2004, 2003, 2002 and 2001, as well, potentially, as earlier periods. The restatement will also reduce our earnings per share guidance for future periods. Reduced earnings per share could result in lower analyst ratings and a lower stock price.

The potential restatements of our prior period financial statements described herein may cause us to become subject to regulatory action or civil litigation, which could require us to pay fines or other penalties and have an adverse effect on our business, results of operations, financial condition and liquidity. We have announced that the Commission has opened an informal inquiry with the primary focus on our potential restatement. If the informal inquiry were to evolve into a formal investigation, we could expend great time and expense cooperating with the Commission and could face fines and penalties. We could also become subject to further ratings downgrades and negative publicity.

Lack of Public Disclosure Concerning Us

Until we file the 2004 Annual Report and First Quarter Report and, if required, our Second Quarter Report, there will be limited public information available concerning our results of operations and financial condition. Our most recent available financial statements are as of September 26, 2004 and for the three-month and nine-month periods then ended, and because of the potential restatement they may not be indicative of our current financial condition or results of operations for any period ending after September 26, 2004. We have issued press releases with our preliminary financial results for the fiscal year ended December 26, 2004 and the fiscal quarter ended March 27, 2005. These results do not contain final adjustments for our potential restatement. The absence of more recent, final financial information which includes our restatement of financial statements may have adverse effects on us and the Debentures, including a decrease in the market value of the Debentures and our common stock and an increase in the volatility of such market prices.

Failure to Satisfy Reporting Covenants by October 31, 2005

We have yet to determine when we will return to a normal reporting schedule. If the Reporting Covenants are not amended, and if we fail to comply with the Reporting Covenants by October 31, 2005, such failure may result in a default under the Indenture. If the Trustee or the holders of at least 25% of the outstanding principal amount of the Debentures provide us with a notice of default. If we fail to cure the default within sixty days after receipt of that notice of default, this will be an Event of Default and the Trustee or such Holders will have the right to accelerate the maturity of the Debentures. This would trigger the cross-acceleration provisions under our other debt arrangements. If such an acceleration were to occur, a Holder’s right to payment would be subordinated to the rights of creditors under the Credit Facility (as defined below) and we may be unable to meet our payment obligations. We cannot assure you that we would be able to refinance the Debentures, whether through the capital markets or otherwise, on commercially reasonable terms, or at all.

If we are unable to maintain our Nasdaq National Market listing, the liquidity of our common stock would be seriously limited.

In April and May 2005, we received notices from the staff of the Nasdaq Stock Market indicating that we were subject to potential delisting from the Nasdaq National Market for failure to file our 2004 Annual Report and our First Quarter Report. We had a hearing before the Panel on April 28, 2005, to review the staff determination. The Panel granted us an extension to file our 2004 Annual Report and our First Quarter Report, by June 17, 2005. We have requested an extension from the Panel, but there can be no assurance the Panel will decide to allow us to remain listed or grant us additional time to comply with these reporting requirements. We will not be notified until the Panel makes a formal decision, which until then, our shares will continue to trade on the Nasdaq National Market. In the event our shares are delisted from the Nasdaq National Market, we will attempt to have our common stock traded on the Nasdaq over-the-counter Bulletin Board or the “Pink Sheets”. If our common stock is delisted from the Nasdaq National Market, it would seriously limit the liquidity of our common stock which would affect the liquidity and value of the Debentures.

An Event of Default could cause a cross-default in our Credit Facility.

On October 31, 2003, we executed the Credit Agreement provided by a syndicate of lenders led by Bank of America, N.A., as administrative agent (the “Credit Facility”). The Credit Facility consists of a revolving credit line for up to $120.0 million and a $50.0 million term loan. The term loan had an outstanding balance of $40.0 million as of December 26, 2004. The Credit Facility is guaranteed by all our existing and future direct and indirect domestic subsidiaries. We funded this Credit Facility on November 7, 2003. Affiliates of the Financial Advisor are lenders under the Credit Facility.

Our Credit Facility requires us to provide the lenders with audited financial statements for each year within 90 days following the end of the fiscal year and with financial statements for each fiscal quarter (except the fourth quarter) within 45 days following the end of the quarter. We were unable to provide our 2004 financial statements and the first quarter 2005 financial statements in time to comply with these provisions, and we may also be unable to provide our second quarter 2005 financial statements in time to comply with these provisions.

We have received from the lenders under the Credit Facility a waiver of defaults arising from our failure to provide audited financial statements for 2004 and the unaudited financial statements for the first quarter 2005. This waiver is effective through July 18, 2005. Any extension of waivers and any amendments require majority consent of the lenders under the Credit Facility to become effective.

There can be no assurance that we will be successful in obtaining any future waivers and amendments under the Credit Facility, or that they will be on the terms described above or on commercially reasonable terms. In any event, the waivers will expire if we have not provided audited financial statements for 2004 or financial statements for the first quarter of 2005 by specified dates. If we do not provide these financial statements by specified dates, the lenders under the Credit Facility will have the right to terminate the Credit Facility and to accelerate payment of any outstanding principal.

The Credit Facility contains cross-default provisions which would be triggered by any violation of the Reporting Covenants under the Indenture. A failure to observe the Reporting Covenant beyond any grace period, the effect of which is to permit the Debenture holders to accelerate the maturity of the Debentures, is an event of default under the Credit Agreement. Also the occurrence of an “Event of Default” under the Indenture is an event of default under the Credit Agreement. This will give rise to remedies under our Credit Facility that lenders can exercise prior to any remedies under the Indenture. The extensions received under our Credit Facility will expire before the expiration of the relief we are requesting under the Indenture, and even while the Credit Facility waivers remain in effect our lenders would retain the right under a cross-default clause to exercise their remedies if the holders of any Debentures become entitled to accelerate the maturity of their Debentures. In negotiating with the lenders under our Credit Facility, we may agree to additional or different remedies, new or modified covenants, or expanded conditions to borrowing.

If such an acceleration were to occur, we may be unable to meet our payment obligations. We cannot assure you that we would be able to refinance the Credit Facility, whether through the capital markets or otherwise, on commercially reasonable terms, or at all.

The restrictions in our Credit Facility may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These restrictions limit out ability, without agreement of our lenders, to:

•	Incur additional debt or prepay or modify any additional debt that may be incurred;

•	Make investments;

•	Pay any dividends or make any distributions;

•	Repurchase our securities;

•	Create liens;

•	Transfer or sell assets;

•	Enter into transactions with affiliates;

•	Issue or sell stock to subsidiaries;

•	Merge or consolidate; or

•	Materially change the nature of our business.

In addition, our Credit Facility limits our ability to consummate acquisitions using total consideration in excess of $10 million without the consent of the participating banks. These limitations may reduce our ability to continue our acquisition program.

THE SOLICITATION

General

As of the Record Date, there were $72,000,000 aggregate principal amount of Debentures issued and outstanding under the Indenture. As of the Record Date, neither we nor any person directly or indirectly controlled by or under direct or indirect common control with us nor, to our knowledge, any person directly or indirectly controlling us, held any Debentures. For purposes of determining whether any such requisite principal amount of Debentures have given Consent, Debentures owned by us, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us, will be disregarded.

If we fail to receive the Requisite Consents, our existing defaults as set forth in the Trustee’s May 23, 2005 notice would continue and the Trustee would not have to give us any additional notice regarding the existing defaults. In addition, in that case, we would also not amend the Indenture for the Make-Whole Amendment.

The delivery of a Consent will not affect a Holder’s right to sell or transfer any Debentures, and a sale or transfer of any Debentures after the Record Date will not have the effect of revoking any Consent properly given by the Holder of such Debentures. Therefore, each properly executed and delivered Consent will be counted notwithstanding any sale or transfer of any Debentures to which such Consent relates, unless the applicable Holder has complied with the procedure for revoking the Consent, as described herein and in the Consent Form. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Amendment and Waiver.

Purchases of Debentures by Us and Our Affiliates

We and our affiliates, including our executive officers and directors, are prohibited under applicable federal securities laws from purchasing Debentures (or the right to purchase Debentures) until at least the tenth business day after the Expiration Date. Following that time, we and our affiliates may purchase Debentures in the open market, in private transactions, through a tender offer or otherwise. Any decision to purchase Debentures, if any, will depend upon many factors, including the market price of the Debentures, the market price of our Common Stock, our business and financial position, and general economic and market conditions.

Record Date

The Solicitation Documents are being sent to all Holders on the Record Date as we are reasonably able to identify. Such date has been fixed as the date for the determination of Holders entitled to give a Consent pursuant to the Solicitation. We reserve the right to establish, from time to time, but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Solicitation.

Letter Agreements

Holders representing approximately 51.1% of the principal amount of the outstanding Debentures have agreed to tender (and not withdraw) their Consents if we commenced a solicitation like this Solicitation. This obligation is part of letter agreements signed by each of those Holders. Each agreement is subject to the condition that the Supplemental Indenture include the Reporting Amendment and Make-Whole Amendment with terms which are substantially the same in form and substance as those set forth in the agreement. Agreements with certain Holders, representing approximately 11.6% of the outstanding principal amount of Debentures, terminate if this Solicitation does not expire (including with any extensions) on or before July 22, 2005. Pursuant to the letter agreements, we will pay to each of the Holders who have signed the letter agreements a fee of $10.00 per $1,000 in principal amount if we terminate the Solicitation under the terms of the Solicitation, without the Reporting Amendment, Make-Whole Amendment and Waiver going into effect.

How to Consent

Holders who wish to execute the Consent should deliver one or more properly completed Consent Forms signed by or on behalf of such Holder by mail, hand delivery, overnight courier or by facsimile (confirmed by physical delivery) in accordance with the instructions contained therein to the Information Agent at its address or facsimile number set forth on the back cover page of this Statement. We have the right to determine whether any purported Consent satisfies the requirements of the Solicitation and the Indenture, and any such determination shall be final and binding on the Holder who delivered such Consent or purported Consent. A Consent Form must be received by the Tabulation Agent prior to the Expiration Time to be counted as a valid Consent.

Consent Forms will be accepted from Holders and any other Person who has obtained a proxy in a form reasonably acceptable to us that authorizes such other Person (or Person claiming title by or through such other Person) to provide consent for any Debentures on behalf of such Holder. For purposes of the Solicitation, The Depository Trust Company (“DTC”) has authorized the direct participants in DTC (“DTC Participants”) set forth in the position listing of DTC as of the Record Date to execute consents as if they were Holders of the Debentures held of record in the name of DTC or its nominee. Accordingly, Consents will be accepted from DTC Participants. Any beneficial owner whose Debentures are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to consent should contact the Holder of its Debentures promptly and instruct such Holder to execute the Consent on its behalf.

Each Consent Form that is properly completed, signed, delivered to and received by the Tabulation Agent prior to the Expiration Time (and accepted by us as such), and not validly revoked prior to the Expiration Time, will be given effect in accordance with the specifications thereof. A Consent should not be delivered to us, the Trustee or the Financial Advisor. However, we reserve the right to accept any Consent received by us, the Trustee or the Financial Advisor by any other reasonable means or in any form that reasonably evidences the giving of a Consent to the Reporting Amendment, the Make-Whole Amendment and Waiver. Under no circumstances should any person tender or deliver Debentures to us, the Trustee, the Financial Advisor, the Information Agent or the Tabulation Agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of a Consent will be resolved by us, in our sole discretion, which resolution shall be final and binding. We reserve the right to reject any and all Consents not validly given or any Consent, our acceptance of which could, in our opinion or the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities in the delivery of a Consent or modify the conditions to the Solicitation (subject to any requirement to extend the Expiration Time). Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as we shall determine. None of us, the Trustee, the Financial Advisor, the Information Agent, the Tabulation Agent or any other person shall be under any duty to give notification of defects, irregularities or waivers with respect to deliveries of Consents, nor shall any of them incur any liability for failure to give such notification.

If the Debentures to which a Consent relates are held by two or more joint Holders, each such Holder must sign the Consent Form. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If Debentures are held in different names, a separate Consent Form must be executed covering each name.

If a Consent relates to fewer than all Debentures held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the Consent Form the aggregate dollar amount (in integral multiples of $1,000) of such Debentures to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Debentures held by such Holder.

Expiration Time; Extensions; Amendment

We will make a public announcement of the Expiration Time and our acceptance of validly tendered Consents at or prior to 9:00 a.m., New York City time, on the next business day after the Expiration Time.

Notwithstanding anything to the contrary set forth in this Statement, we reserve the right at any time prior to the Expiration Time, to (i) terminate the Solicitation if we file (or submit electronically) the 2004 Annual Report and the First Quarter Report with the Commission and deliver the Compliance Certificate to the Trustee, prior to the Expiration Time, (ii) amend the terms of the Solicitation, whether or not the Requisite Consents have been received; provided that if we consider an amendment to the Solicitation to be material, or if we waive a material condition of the Solicitation, we will, if required by law, extend the Solicitation for a period of five to ten business days;

or (iii) waive any of the conditions to the Solicitation, subject to applicable law. If we take any of these actions, we will make a public announcement thereof.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Solicitation, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release or filing a Form 8-K Report with the Commission and complying with any applicable notice provisions of the Indenture.

Conditions to the Solicitation

The execution of the Supplemental Indenture and our obligation to accept properly executed, delivered and unrevoked Consents are conditional on, among other things, (i) the Requisite Consents having been received and not validly revoked, prior to the Expiration Time and (ii) the Commission declaring effective, prior to the Expiration Time, the Form T-3. If we fail to receive the Requisite Consents prior to the Expiration Time or the Commission has not declared the Form T-3 effective prior to the Expiration Time, we will not enter into the Supplemental Indenture to include the Reporting Amendment and the Make-Whole Amendment and the Waiver will not take effect.

Revocation of Consents

Until the Expiration Time, Holders may revoke Consents tendered prior to the Expiration Time. Thereafter, Consents will be irrevocable. Unless properly revoked, a Consent by a Holder of Debentures shall bind the Holder and every subsequent holder of such Debentures or portion of such Debentures that evidences the same debt as the consenting Holder’s Debentures, even if a notation of the Consent is not made on any such Debentures.

Subject to the immediately preceding paragraph, any Holder of the Debentures as to which a Consent has been given prior to the Expiration Time may revoke such Consent as to such Debentures or any portion of such Debentures (in integral multiples of $1,000) by delivering a written notice of revocation bearing a date later than the date of the prior Consent to the Tabulation Agent at any time prior to the Expiration Time.

To be effective, a notice of revocation of Consent must (i) contain the name of the person who delivered the Consent Form, the Debenture numbers (if held in physical form) or the CUSIP numbers (if held through DTC) of the Debentures to which such revocation relates and the aggregate principal amount of Debentures represented by such revocation, (ii) be in the form of a subsequent Consent Form marked by hand “Against” the Amendment and Waiver, (iii) be signed by the Holder thereof in the same manner as the Consent Form was signed (including any signature guarantee(s) if required by Instruction 6), and (iv) be received prior to the Effective Time by the Tabulation Agent. All revocations of Consents should be addressed to the Tabulation Agent at the address set forth on the back cover of this Statement. Revocations of Consent Forms shall be effective upon receipt by the Tabulation Agent.

We reserve the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by us in our sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of us, any of our affiliates, the Financial Advisor, the Information Agent, the Trustee, the Tabulation Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation, nor shall any of them incur any liability for failure to give such information.

Termination Fee

If we terminate the Solicitation prior to the Expiration Time in accordance with our reserved right, we will pay a single fee of $10.00 per $1,000 principal amount of the Debenture (the “Termination Fee”) to all Holders whose Consents are properly received (and not revoked) on or before such termination; however, we will pay this Termination Fee to Holders only once, under this Solicitation or under the letter agreement among us and a Holder, as applicable. In this way, each such Holder will be paid the same fee.

Financial Advisor, Information Agent and Tabulation Agent

We have retained Banc of America Securities LLC to serve as our Financial Advisor and D.F. King & Co., Inc. to serve as our Information Agent and Tabulation Agent in connection with the Solicitation. The Financial Advisor has not been retained to render an opinion as to the fairness of the Solicitation. We have agreed to indemnify the Financial Advisor and the Information Agent against certain liabilities and expenses. At any time, the Financial Advisor may trade the Debentures for their own account or for the accounts of its customers and, accordingly, may have a long or short position in the Debentures. The Financial Advisor and its affiliates have provided in the past, and are currently providing, other investment banking, commercial banking and/or financial advisory services to us. In addition, the Financial Advisor acted as placement agent and an initial purchaser of the Debentures.

We have not authorized any person (including the Financial Advisor, the Information Agent and the Tabulation Agent) to give any information or make any representations in connection with the Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by us, the Trustee, the Information Agent, the Financial Advisor, the Tabulation Agent or any other person.

Requests for assistance in filling out and delivering the Consent or for additional copies of this Statement or the Consent Form may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Statement.

Fees and Expenses

We will bear the costs of the Solicitation, including the fees and expenses of the Information Agent and the Tabulation Agent (other than printing and mailing expenses) and the Financial Advisor. We will pay the Trustee under the Indenture reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses.

Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Information Agent, by application of funds provided by us, for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will pay all other fees and expenses attributable to the Solicitation, other than expenses incurred by Holders or beneficial owners of Debentures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the Reporting Amendment, Make-Whole Amendment and Waiver that may be relevant to a beneficial owner of Debentures as of the Record Date that is a citizen or resident of the United States, a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Debentures (a “U.S. Holder”). The summary is based on the Internal Revenue Code of 1986 (the “Code”), Treasury regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not deal with classes of holders subject to special tax rules, and does not describe any tax consequences arising out of the laws of any state, local or foreign taxing jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Accordingly, each U.S. Holder should consult its own tax advisor with regard to the Reporting Amendment, Make-Whole Amendment and Waiver and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

Any discussion of tax issues in this Statement was written to support the promotion or marketing of the transactions or matters addressed by it and you should seek advice based on your particular circumstances from an independent tax advisor. Such discussion was not intended or written to be used and cannot be used by any person for the purposes of avoiding tax penalties that may be imposed on such person.

Tax Consequences of the Reporting Amendment, Make-Whole Amendment and Waiver

Under general principles of United States federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized (a “Deemed Exchange”) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument (a “significant modification”). A modification of a debt instrument that is not a significant modification does not create a Deemed Exchange and, therefore, does not result in the realization of gain or loss by the instrument’s holder. Although not entirely clear, the Reporting Amendment, Make-Whole Amendment and Waiver, when considered in the aggregate, are likely to result in a significant modification and cause a Deemed Exchange of the Debentures because the degree to which the legal rights and obligations under the Debentures are being altered is likely to be considered economically significant. The remainder of this summary assumes that the Reporting Amendment, Make-Whole Amendment and Waiver result in a Deemed Exchange of the Debentures.

A Deemed Exchange of the Debentures will qualify as a recapitalization for United States federal income tax purposes if the Debentures constitute “securities” for purposes of the recapitalization rules, which generally include long-term debt. Although the matter is not free from doubt, it is likely that the Debentures will constitute “securities” for these purposes and, accordingly, it is likely that a U.S. Holder will not recognize any gain or loss as a result of the Deemed Exchange. Under this treatment, however, amounts attributable to accrued interest not previously taken into account will be taxable as ordinary income. Any market discount not recognized on the Deemed Exchange and not previously included in income by the U.S. Holder would continue without recognition in a U.S. Holder’s Debentures after the Deemed Exchange. U.S. Holders would have the same tax basis and holding period in the Debentures after the Deemed Exchange as they had before the Deemed Exchange. U.S. Holders of Debentures should consult their tax advisors regarding the possibility that the Deemed Exchange of Debentures will be treated as a recapitalization for United States federal income tax purposes.

Adjustment to Conversion Rate

The rate at which the Debentures are convertible into shares of common stock is subject to adjustment pursuant to the Make-Whole Amendment. A U.S. Holder of a Debenture may be deemed to have received a constructive distribution includible in income if, and to the extent that, certain potential adjustments in the conversion rate increase the proportionate interest of the holder in the fully diluted common stock. The U.S. Holder of a Debenture will be deemed to have received such a constructive distribution even if the holder does not receive any cash or property as a result of such adjustment and regardless of whether or not such holder ever exercises its conversion privilege. Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor to the dividends-received deduction applicable to certain dividends paid to corporate holders.

Original Issue Discount

If “stated redemption price at maturity” exceeds the “issue price” (each determined at the Effective Time) of the Debentures, the Debentures will be issued with original issue discount in the amount of such excess. The “stated redemption price at maturity” of the Debentures is the sum of all payments to be made on the Debentures other than “qualified stated interest.” The term “qualified stated interest” means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. The “issue price” of a Debenture is the fair market value of the Debenture at the Effective Time.

Under the rules on original issue discount, a U.S. Holder, in general, must include original issue discount in income on a constant yield method prescribed by Treasury regulations on an accrual basis and thus may be taxable on income in advance of the receipt of some or all of the related cash payments. The amount of original issue discount includible in income by the U.S. Holder will be the sum of the “daily portions” of original issue discount with respect to that Debenture for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds that Debenture. This amount is referred to as “accrued original issue discount.”

The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. The amount of original issue discount allocable to any accrual period is equal to:

•	the product of the Debenture’s adjusted issue price at the beginning of the accrual period and the Debenture’s yield to maturity (determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period) over

•	the qualified stated interest allocable to the accrual period.

Original issue discount allocable to the final accrual period will be the difference between the amount payable at maturity of the Debenture and the Debenture’s “adjusted issue price” at the beginning of the final accrual period. Special rules will apply in calculating original issue discount for an initial short accrual period. The “adjusted issue price” of a Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued original issue discount for each prior accrual period and reduced by any payments made on the Debenture on or before the first day of the accrual period.

If the amount of original issue discount with respect to the Debenture is less than 4.5% of the “stated redemption price at maturity” (described above), the amount of original issue discount will be treated as zero and all stated interest will be treated as qualified stated interest. If the original issue discount is not zero and if a U.S. Holder’s basis exceeds the fair market value of the Debenture at the Effective Time, special rules may apply to reduce or eliminate the amount of original issue discount required to be recognized by the U.S. Holder.

Bond Premium

If a U.S. Holder’s basis of a Debenture exceeds the “stated redemption price at maturity” (described above), the U.S. Holder will have “bond premium” as to that Debenture. For purposes of this determination, the U.S. Holder’s basis is reduced by an amount equal to the value of the conversion feature of the Debentures, determined under any reasonable method. Under the rules on bond premium, a U.S. Holder, in general, may elect to amortize the bond premium by offsetting the “qualified stated interest” allocable to an accrual period with the bond premium allocable to the accrual period. Within an accrual period, the bond premium allocable to that period accrues ratably. This offset occurs when the holder takes the “qualified stated interest” into account under the holder’s regular method of accounting.

A three-step process is used to determine the amount of bond premium allocable to an accrual period. First, the U.S. Holder determines the discount rate that will cause the present value of all remaining payments to be made on the bond to equal the U.S. Holder’s basis in the bond. Second, the U.S. Holder determines the accrual period for the bond. Third, the excess of the “qualified stated interest” allocable to the accrual period over the product of the holder’s “adjusted acquisition price” at the beginning of the accrual period and the discount rate derived in the first step is the bond premium that is allocated to each accrual period. For purposes of the last step, the “adjusted acquisition price” is the holder’s basis for the first accrual period and is adjusted for later accrual period by decreasing that basis by the amount of bond premium previously allocable and the amount of any payment previously made on the bond other than “qualified stated interest.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, as well as at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies can be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov.

In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website at www.navigant.com and we make available free of charge on or through our website our SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. We have not incorporated by reference into these Solicitation Documents the information on our website, and you should not consider it to be part of these documents.

You may obtain copies of our SEC filings, without charge, by writing us at the following address or calling us at the telephone number listed below:

Navigant International, Inc.

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

Attention: Corporate Secretary

In addition, this Statement was filed as an exhibit to our Schedule TO and Form T-3, which were filed with the Commission on June 23, 2005.

As discussed in “Restatement of Prior Period Financial Statements,” our financial statements are subject to a potential restatement. We have not incorporated by reference into this Statement any of our financial statements we have previously filed with the Commission. We believe that our financial condition is not material to a Holder’s decision whether to Consent to the Reporting Amendment, the Make-Whole Amendment and the Waiver.

SOLICITATION OF CONSENTS

To give the Consent, a Holder should mail, hand deliver, send by overnight courier or by facsimile (confirmed by physical delivery) a properly completed and duly executed Consent Form, and any other required document, to the Tabulation Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder (or a beneficial owner that is not a Holder) may also contact the Information Agent at their respective telephone numbers set forth below or its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Solicitation.

The Tabulation Agent for the Solicitation is:

D.F. King & Co., Inc.

By Hand, Mail or Overnight Delivery:

48 Wall Street

22nd Floor

New York, NY 10005

By Facsimile Transmission:

(212) 809-8838

To Confirm Receipt Please Call:

(212) 269-5550 ext. 6838

The Information Agent for the Solicitation is:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others Call Toll-free: (800) 949-2583

ANNEX I

to Consent Solicitation Statement

Dated June 23, 2005

NAVIGANT INTERNATIONAL, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

(successor by merger to Wells Fargo Bank Minnesota, N.A.)

Trustee

First Supplemental Indenture

Dated as of June     , 2005

to the Indenture dated as of November 7, 2003

FIRST SUPPLEMENTAL INDENTURE, dated as of June     , 2005 (the “Effective Time”), between NAVIGANT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Bank Minnesota, N.A.), as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly issued its 4.875% Convertible Subordinated Debentures due 2023 in the aggregate principal amount of $72,000,000 (the “Debentures”) pursuant to an Indenture dated as of November 7, 2003, between the Company and the Trustee (the “Indenture”), and the Debentures are outstanding on the date hereof;

WHEREAS, the Trustee delivered to the Company on May 23, 2005, a notice that the Company was not in compliance with Sections 5.08 and 6.04 of the Indenture;

WHEREAS, the Company is amending the Indenture to amend the reporting requirements in Sections 5.08 and 6.04 of the Indenture and to amend the conversion provisions in Section 15 of the Indenture;

WHEREAS, the Company on                     , 2005 has received the written consents from holders (as defined in the Indenture) of a majority in aggregate principal amount of the outstanding (as defined in the Indenture) Debentures to certain amendments and waivers to the Indenture upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated June 23, 2005 and the accompanying Consent Form (with any amendments);

WHEREAS, Section 11.02 of the Indenture provides that, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debentures, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending, modifying or changing the Indenture or the Debentures;

WHEREAS, Section 7.07 of the Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default or Event of Default under the Indenture and its consequences;

WHEREAS, the Board of Directors of the Company has by resolution dated June     , 2005 authorized the execution and delivery of this supplemental indenture dated June     , 2005 (the “Supplemental Indenture”);

WHEREAS, Section 11.03 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

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NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Effective Time. This Supplemental Indenture with respect to the Debentures is effective as of the Effective Time.

SECTION 1.02 Provisions of the Indenture. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Indenture shall remain in full force and effect. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every holder of Debentures authenticated and delivered under the Indenture shall be bound hereby.

SECTION 1.03 Definitions. For all purposes of the Indenture relating to the Debentures amended hereby, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(1) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture;

(2) the terms defined in Article 2 have the meanings assigned to them in that Article and include the plural as well as the singular;

(3) each capitalized term that is used in this Supplemental Indenture but not defined herein shall have the meaning specified in the Indenture;

(4) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, or defined by the rules of the Securities and Exchange Commission and not otherwise defined herein, have the meanings assigned to them therein;

(5) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term; and

(6) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

AMENDMENT TO ARTICLE 1 OF THE INDENTURE

SECTION 2.01 Amendment of Definitions. Section 1.01 of the Indenture is hereby amended by inserting the following terms:

“10-K Extended Delivery Deadline” means October 31, 2005.

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“10-Q Extended Delivery Deadline” means November 9, 2005.

“2004 Annual Report” means the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.

“2005 10-Q Reports” means the Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2005 and the fiscal quarter ending June 26, 2005.

“Amendment and Waiver” means the amendments to Sections 5.08 and 6.04 set forth in Article 3 of the Supplemental Indenture dated as of June     , 2005 and the waiver of compliance with Sections 5.08 and 6.04 set forth in Article 4 of the Supplemental Indenture dated as of June     , 2005.

“Change of Control” means the occurrence of the events in the first clauses (i) and (ii) of the definition of Fundamental Change below, disregarding the exceptions in the second clauses (i) and (ii) in such definition.

“Filing Covenant Reversion Date” means, with respect to the Debentures, the earliest of 5:30 p.m., New York City time, on (i) the Business Day following the Company’s failure to file with the Trustee the 2004 Annual Report by the 10-K Extended Delivery Deadline and (ii) the Business Day following the Company’s failure to file with the Trustee the 2005 10-Q Reports by the 10-Q Extended Delivery Deadline.

“Solicitation Documents” means the Consent Solicitation Statement dated as of June 23, 2005 and the related Consent Form, each as may be amended and supplemented from time to time.

“Stock Price” means the price per share of Common Stock paid in connection with a Change of Control transaction, which shall be equal to (i) if holders of Common Stock receive only cash in such Change of Control transaction, the cash amount paid per share of Common Stock and (ii) in all other cases, the average of the Last Reported Sale Prices of the Common Stock on each of the five Trading Days prior to, but not including, the effective date of such Change of Control transaction.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

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ARTICLE 3

AMENDMENT TO SECTIONS 5.08 AND 6.04 OF THE INDENTURE

SECTION 3.01 Amendment of Section 5.08. Section 5.08 of the Indenture is hereby amended by inserting the following sentence at the end of the first paragraph of such Section:

“Notwithstanding any of the foregoing, the failure of the Company to comply with this Section 5.08 of this Indenture during the period beginning on April 26, 2005 and ending at 5:30 p.m., New York City time on the 10-K Extended Delivery Deadline shall not constitute a default of this Section 5.08; provided, however, that any foregoing failure to comply with Section 5.08 of this Indenture shall constitute a default as of the 10-K Extended Delivery Deadline if, as of 5:30 p.m., New York City time on the 10-K Extended Delivery Deadline, the Company shall have failed to provide the Trustee with the compliance certificate for fiscal year 2004.”

SECTION 3.02 Amendment of Section 6.04. Section 6.04 of the Indenture is hereby amended by inserting the following sentence at the end of such Section:

“Notwithstanding any of the foregoing, the failure of the Company to comply with this Section 6.04 of this Indenture or §314 of the Trust Indenture Act during the period beginning on April 12, 2005 and ending at 5:30 p.m., New York City time on the Filing Covenant Reversion Date shall not constitute a default of this Section 6.04; provided, however, that any foregoing failure to comply with Section 6.04 of this Indenture or §314 of the Trust Indenture Act shall constitute a default as of the Filing Covenant Reversion Date if, as of 5:30 p.m., New York City time on the Filing Covenant Reversion Date, the Company shall have failed to (i) file the 2004 Annual Report by the 10-K Extended Delivery Deadline with the SEC and (ii) file the 2005 10-Q Reports with the SEC by the 10-Q Extended Delivery Deadline in a form that causes the Company to be current in all material respects in its filing obligations under the Exchange Act.”

ARTICLE 4

AMENDMENTS TO SECTION 15 OF THE INDENTURE AND ADDITION OF EXHIBIT

SECTION 4.01 Amendment of Section 15.01(b)(ii). Section 15.01(b)(ii) is hereby amended to replace such provision in its entirety with the following:

“(ii)

a Change of Control occurs pursuant to which the Common Stock is to be converted into cash, securities or other property, then the Debentures may be surrendered for conversion at any time from and after the date which is fifteen (15) days prior to the anticipated effective date of such transaction until fifteen (15) days after the actual effective date of such transaction (or, if such transaction also constitutes a Fundamental Charge pursuant to which holders have a right to require the Company to repurchase the Debentures pursuant to Section 3.05, until the Business Day immediately

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preceding the applicable Fundamental Change Repurchase Date). The Company shall notify the holders and the Trustee at the time the Company publicly announces the Change of Control transaction giving rise to the above conversion right (but in no event less than twenty (20) days prior to the anticipated effective date of such transaction). If the Company engages in any reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value) or is a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets pursuant to which holders of Common Stock would be entitled to receive cash, securities or other property, then at the effective time of such transaction, to the extent that it constitutes a Change of Control as described in this paragraph above as giving rise to a conversion right, the Conversion Obligation and the amounts in Section 15.02(g) shall be based on the applicable Conversion Rate and the kind and amount of cash, securities or other property that a holder of one share of the Common Stock would have received in such transaction (such property, collectively, the “Exchange Property”). In addition, if a holder converts Securities following the effective time of any such transaction, any amounts under Section 15.02(g) to be settled in shares of Common Stock shall be paid in such Exchange Property rather than shares of Common Stock. A holder can require the Company to repurchase all or a portion of its Debentures pursuant to Section 3.05 or, subject to the terms and conditions of Section 15.01(d), if such holder elects, instead, to convert all or a portion of its Debentures, such holder shall receive Additional Shares upon conversion.”

SECTION 4.02 Amendment of Section 15.01. Section 15.01 of the Indenture is hereby amended by inserting the following sections:

“(d) If and only to the extent a holder timely elects to convert Debentures in connection with (a) a Change of Control specified in Section 15.01(b)(ii) that occurs prior to November 1, 2010, and 10% or more of the consideration for the Common Stock in such Change of Control transaction consists of consideration other than common stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, then the Conversion Rate shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below; provided, that, if the Stock Price paid in connection with such transaction is greater than $60.00 or less than $13.35 (subject in each case to adjustment as described below), no Additional Shares shall be added to the Conversion Rate. Notwithstanding this Section 15.01(d), if the Company elects to adjust the Conversion Rate pursuant to Section 15.01(e), the provisions of Section 15.01(e) shall apply in lieu of the provisions of this Section 15.01(d). The Company shall notify holders, at least twenty (20) days prior to the anticipated effective date of such transaction causing any increase of the Conversion Rate pursuant to this Section 15.01(d), whether the Company elects to increase the Conversion Rate as described above or to adjust the Conversion Rate pursuant to Section 15.01(e).

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The number of Additional Shares to be added to the Conversion Rate as described in the immediately preceding paragraph shall be determined by reference to the table attached as Exhibit B hereto, based on the effective date of such Change of Control transaction specified in Section 15.01(b)(ii) and the Stock Price paid in connection with such transaction; provided, that, if the Stock Price is between two Stock Price amounts in the table or such effective date is between two effective dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 360-day year. The “effective date” with respect to a Change of Control transaction specified in Section 15.01(b)(ii) means the date that such transaction or event becomes effective.

With respect to any Debentures tendered for conversion to which Additional Shares apply, any shares of Common Stock to be delivered upon conversion of such Debentures pursuant to Section 15.02 shall be delivered to holders who elect to convert their Securities on the third Business Day following the date the settlement amount is determined.

The Stock Prices set forth in the first row of the table in Exhibit B hereto shall be adjusted as of any date on which the Conversion Rate of the Debentures is adjusted pursuant to Section 15.05. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth in Section 15.05.

Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion of the Securities exceed 74.9063 per $1,000 principal amount of Securities, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 15.05.

(e) Notwithstanding the provisions of Section 15.01(d), in the case of a Change of Control that would lead to the issuance of Additional Shares as set forth in clause (d) above that is also a Public Acquirer Change of Control, the Company may, in lieu of increasing the Conversion Rate by Additional Shares as described in Section 15.01(d), elect to adjust the Conversion Rate and the related Conversion Obligation such that from and after the effective date of such Public Acquirer Change of Control, holders of Debentures shall be entitled to convert their Debentures (subject to the satisfaction of the conditions to conversion set forth in Section 15.01(a)) into Public Acquirer Common Stock. The Conversion Rate following the effective date of such transaction will be a number of shares of Public Acquirer Common Stock equal to the product of the Conversion Rate in effect immediately before the Public Acquirer Change of Control times the average of the quotients obtained, for each Trading Day in the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the effective date of such Public Acquirer Change of Control (the “Valuation Period”), of:

(i)	the Acquisition Value of our Common Stock on each such Trading Day in the Valuation Period, divided by

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(ii)	the Last Reported Sale Price of the Public Acquirer Common Stock on each such Trading Day in the Valuation Period.

The “Acquisition Value” of the Common Stock means, for each Trading Day in the Valuation Period, the value of the consideration paid per share of Common Stock in connection with such Public Acquirer Change of Control, as follows:

(i)	for any cash, 100% of the face amount of such cash;

(ii)	for any Public Acquirer Common Stock, 100% of the Last Reported Sale Price of such Public Acquirer Common Stock on such trading day; and

(iii)	for any other securities, assets or property, the fair market value of such security, asset or property on such Trading Day, as determined by the Board of Directors.

“Public Acquirer Change of Control” means an event constituting a corporate transaction that would otherwise obligate the Company to increase the Conversion Rate as described in Section 15.01(d) and the acquirer, the Person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of such Person’s or Acquirer’s Voting Stock, has a class of common stock traded on a national securities exchange or quoted on a U.S. national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with such corporate transaction (the “Public Acquirer Common Stock”); provided, that, if, there is more than one of such entity, the relevant entity shall be such entity with the most direct beneficial ownership to such acquirer’s or Person’s capital stock.

In addition, the Public Acquirer Change of Control shall be deemed to be an event meeting the condition of Section 15.01(a)(iii) and, for such event, the holder can pursuant to Section 15.01(a) convert the Debentures upon the Public Acquirer Change of Control at the adjusted Conversion Rate described above (not the increased Conversion Rate described in Section 15.01(d)) during the period specified in Section 15.01(b)(ii). In addition, the holders can also, subject to certain conditions, require the Company to repurchase all or a portion of their Debentures as described in Section 3.05.

SECTION 4.03 Amendment of Section 15.02(h). Section 15.02(h) is hereby amended to add subsection (v):

“(v) If a holder tenders Debentures for conversion and the Conversion Obligation is being determined at a time when the Debentures are convertible into Exchange Property, the Conversion Obligation of each Debenture shall be determined

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based on the kind and amount of such Exchange Property and the value thereof during the Cash Settlement Averaging Period. Settlement of Debentures tendered for conversion after the effective date of any transaction giving rise to Exchange Property shall be as set forth above.

For the purposes of this Section, the Last Reported Sale Price of the Common Stock shall be deemed to equal the sum of (A) 100% of the value of any Exchange Property consisting of cash received per share of Common Stock, (B) the Last Reported Sale Price of any Exchange Property received per share of Common Stock consisting of securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market and (C) the Fair Market Value of any other Exchange Property received per share, as determined by two independent nationally recognized investment banks selected by the Company for this purpose. Settlement (in cash and/or shares) will occur on the third Business Day following the date the settlement amount is determined.”

SECTION 4.04 Addition of Exhibit. The Indenture is hereby amended to add Annex I attached hereto as Exhibit B to the Indenture.

ARTICLE 5

CONDITIONS TO EFFECTIVENESS

This Supplemental Indenture shall become effective on the date when each of the conditions set forth in this Article 5 to this Supplemental Indenture shall have been fulfilled to the satisfaction of the Trustee.

SECTION 5.01 Delivery of Officers’ Certificate and Opinion of Counsel. The Trustee shall have received the Officers’ Certificate and Opinion of Counsel required pursuant to Sections 11.05 and 16.06 of the Indenture.

SECTION 5.02 Payment of Fees and Expenses. The Company shall have paid all of the Trustee’s fees and expenses (including the fees and expenses of Faegre & Benson LLP) incurred in connection with the preparation, negotiation and execution of this Supplemental Indenture and other matters relating to the Indenture.

SECTION 5.03 Consent of Debenture Holders. The Trustee shall have reviewed executed Consent Forms as required by Section 9.02 of the Indenture from holders of a majority in aggregate principal amount of the outstanding Debentures.

SECTION 5.04 Effectiveness of Form T-3. The Securities and Exchange Commission shall have declared effective, prior to the Expiration Time, the Form T-3 for qualification of the Indenture, as amended, under the Trust Indenture Act of 1939.

ARTICLE 6

MISCELLANEOUS

SECTION 6.01 Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.

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SECTION 6.02 Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

SECTION 6.03 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 6.04 Governing Law. THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.05 Conflict of Any Provision of Indenture with Trust Indenture Act. If and to the extent that any provision of the Indenture limits, qualifies or conflicts with a provision required under the terms of the Trust Indenture Act, the Trust Indenture Act provision shall control.

SECTION 6.06 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 6.07 Severability of Provisions. In case any provision in the Indenture or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.08 Successors and Assigns. All covenants and agreements in the Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

SECTION 6.09 Benefit of Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Debenture Registrar, any Paying Agent, and their successors hereunder, and the holders of the Debentures, any benefit or any legal or equitable right, remedy or claim hereunder or under the Indenture.

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SECTION 6.10 Acceptance by Trustee. The Trustee, based on the Officers’ Certificate and Opinion of Counsel delivered pursuant to Section 11.05 of the Indenture, accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and except as provided in the Indenture the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture or the Solicitation Documents and the Trustee makes no representation with respect thereto. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Robert C. Griffith
Name:	Robert C. Griffith
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Bank Minnesota, N.A.) as Trustee

By:
Name:
Title:

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Annex I

Exhibit B

Make-Whole Provision

Navigant International, Inc.

Conversion Rate Adjustment Table

	$13.35	$14.02	$14.36	$15.08	$15.83	$16.55	$18.54	$20.77	$23.26	$26.05	$29.17	$32.67	$36.60	$40.99	$45.91	$51.41	$60.00
1-Jul-05	14.49	14.49	14.49	14.49	14.49	13.91	11.50	9.54	7.90	6.61	5.50	4.58	3.87	3.25	2.71	2.22	0.00
1-Nov-05	14.49	14.49	14.49	14.49	14.49	13.84	11.41	9.43	7.81	6.51	5.42	4.52	3.80	3.17	2.64	2.17	0.00
1-Nov-06	14.49	14.49	14.49	14.49	13.75	12.66	10.22	8.30	6.81	5.59	4.61	3.83	3.22	2.68	2.23	1.84	0.00
1-Nov-07	14.49	14.49	14.49	13.77	12.33	11.17	8.76	6.98	5.56	4.49	3.66	3.04	2.56	2.14	1.79	1.48	0.00
1-Nov-08	14.49	14.12	13.14	11.40	9.96	8.70	6.30	4.57	3.37	2.59	2.04	1.67	1.40	1.18	1.00	0.83	0.00
1-Nov-09	14.49	12.18	11.16	9.12	7.37	6.13	3.58	2.10	1.30	0.89	0.67	0.54	0.47	0.40	0.34	0.28	0.00
1-Nov-10	14.49	10.93	9.23	5.91	2.76	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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